Exhibit 99.1

Investor Relations Contact:	Media Contact:
Randy Scherago	Mark Brender
GeoEye	GeoEye
(703) 480-7529	(703) 629-5368
scherago.randy@geoeye.com	brender.mark@geoeye.com
GeoEye, Inc. Closes $400-Million Private Placement of
9.625 Percent Senior Secured Notes
     DULLES, Va. (Oct. 9, 2009) — GeoEye, Inc. (NASDAQ: GEOY) announced today the closing of its private placement offering (the “Notes Offering”) of $400 million in aggregate principal amount of 9.625 percent Senior Secured Notes due 2015 (the “Notes”). The Notes were sold at a price equal to 97.262 percent of their face value, with an effective yield of 10.25 percent. The Notes were offered in a private placement to qualified institutional buyers pursuant to Rule 144A and outside the United States in compliance with Regulation S under the Securities Act of 1933, as amended (the “Securities Act”).
     GeoEye also announced today that it had received tenders and consents from the holders of $249.5 million in aggregate principal amount, or approximately 99.8 percent, of its outstanding $250 million Senior Secured Floating Rate Notes due 2012 (the “2012 Notes”) as of the expiration of its previously announced tender offer and consent solicitation (the “Tender Offer”). The Tender Offer expired at midnight Oct. 8, 2009, New York City time (the “Expiration Date”). Based on the consents received in the Tender Offer, GeoEye and the trustee under the indenture for the 2012 Notes have entered into a supplemental indenture that will eliminate substantially all of the restrictive covenants and certain event of default provisions and modify certain other provisions of the indenture. The supplemental indenture became effective today upon payment for 2012 Notes tendered and accepted for purchase by GeoEye pursuant to the Tender Offer.
     The net proceeds of the Notes Offering were used to fund the repurchase of the 2012 Notes in the Tender Offer. In accordance with its previously announced intentions, GeoEye also used a portion of the net proceeds satisfaction and discharge of the indenture governing the 2012 Notes and has called the remaining $500,000 in aggregate principal amount of 2012 Notes that remained outstanding after the Expiration Date, and remaining proceeds will be used for general corporate purposes, which may include funding a portion of the costs of constructing a new high-resolution satellite.
     The Notes offered by GeoEye in the Notes Offering have not been and will not be registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
     Matt O’Connell, GeoEye’s Chief Executive Officer and President, said, “I am very pleased with the success of the Notes offering and the positive reception we received from the investment community. The proceeds from this offering provide the Company with the financial flexibility for future growth and development, including the continued development of our next satellite, GeoEye-2.”
     This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer, solicitation, or sale will be made in any jurisdiction in which such an offer, solicitation or sale would be unlawful.

About GeoEye
GeoEye, Inc. is an international information services company serving government and commercial markets. The Company is recognized as one of the geospatial industry’s imagery experts, delivering exceptional quality imagery products and solutions to customers around the world. Headquartered in Dulles, Virginia, the Company has 534 employees, as of June 30, 2009, dedicated to developing best-in-class geospatial, communications and information products, systems and services. The Company provides support to academic institutions and non-governmental organizations through the GeoEye Foundation (http://www.geoeyefoundation.org). GeoEye is a public company listed on the NASDAQ stock exchange under the symbol GEOY. Additional information about GeoEye is available at www.geoeye.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Without limitation, the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “will” and similar expressions are intended to identify forward-looking statements. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future. All such forward-looking statements and those presented elsewhere by our management from time to time are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. These risks and uncertainties include, but are not limited to those risks and uncertainties described in “Risk Factors” included in our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2008, which we filed with the Securities and Exchange Commission (“SEC”) on April 2, 2009, and our Quarterly Reports on Form 10-Q for the period ended March 31, 2009 and June 30, 2009, which we filed with the SEC on May 12, 2009 and Aug. 10, 2009, respectively. A copy of all SEC filings may be obtained from the SEC’s EDGAR web site, www.sec.gov, or by contacting: William L. Warren, Senior Vice President, General Counsel and Secretary, at (703) 480-7500.
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